CVD Equipment Corporation Announces Second Quarter Results

RONKONKOMA, N.Y., (PR Newswire)--August 6, 2007--(Amex: CVV - News) CVD Equipment Corporation today announced that it has achieved profitable results for the eleventh consecutive quarter.

Revenue for the three and six months ending June 30, 2007 was approximately $3,071,000 and $6,883,000 respectively, compared to $3,111,000 and $6,323,000 for the three and six months ending June 30, 2006, a decrease of 1.3% for the three month period and an increase of 8.9% for the six month period. Demand for customized CVD systems along with demand for equipment provided by the First Nano product line remains strong, however, revenues for the current three and six month periods were impacted increasingly by our decision to utilize some of our resources towards the First Nano product line which we anticipate will add to our long-term growth and profitability.

Our overall gross profit percentage increased to 38.0% and 35.3% for the current periods compared to 34.3% and 33.8% for the same periods one year ago as the CVD/First Nano division percentage of total revenue continues to increase.

Selling and shipping expenses decreased for the three month period ending June 30, 2007 by 26%, however we have experienced an increased of 7.4% overall for the six months ending June 30, 2007 compared to the six months ending June 30, 2006. The decrease for the three month period and the increase for the six months can be attributed to two factors. First, a decrease in commissions paid to outside sales personnel as the CVD/First Nano division percentage of total revenue continues to increase. Products sold by the CVD/First Nano division are sold mainly by our salaried employees. Second, we incurred an increase in selling expense as we continue our stepped-up efforts to increase our presence at trade shows in order to effectuate our sales expansion program.

General and administrative expenses for the three and six months ending June 30, 2007 increased by approximately $64,000 and $118,000 or 8.7% and 8.1% compared to the three and six months ending June 30, 2006 due to increases in benefit costs, insurance and energy costs.

Our operating income was approximately $218,000 and $423,000 for the three and six months ending June 30, 2007. This represented an increase of 75.2% and 51.2% over the $125,000 and $280,000 of operating income for the three and six month periods ending June 30, 2006. Net income for the current three and six month periods was approximately $165,000 and $261,000 or $0.05 and $0.08 basic and diluted earnings per share compared to $23,000 and $136,000 or $0.01 and $0.04 basic and diluted earnings per share for the three and six month periods ending June 30, 2006. These increases can be primarily attributed to the increased revenues and increased gross profit margins during the current periods compared to the previous year.

As of June 30, 2007 the Company's backlog was approximately $2,435,000, a decrease of $1,130,000 or 31.7% compared to $3,565,000 at December 31, 2006.
Timing for completion of the backlog varies depending on the product mix, however, there is generally a one to six month lag in the completion and shipping of backlogged product. Backlog from quarter to quarter can vary based on the timing of order placements and shipments.


Leonard Rosenbaum, President and Chief Executive Officer stated, "We are pleased with the significant increase in profitability during the second quarter as compared to second quarter 2006. This increase is directly attributed to a higher percentage of products sold by the CVD/First Nano Division. This division continues to show increases in order levels and quotation activity and we expect it to continue to be the driving force for greater sales and profits in the future. Based on the rising order and quotation levels for this division, we increased our CNC manufacturing capacity during the second quarter. We anticipate increasing capacity in the fourth quarter based on the continued increases in orders and quotations since the end of the second quarter.

During the second quarter, The CVD/First Nano division introduced the ET2000-SS and ET3000-SS for depositing Zinc Oxide and Gallium Nitride Nanowires and last week we announced shipping our first ET6000, a multitube Chemical vapor Deposition System. We expect to introduce additional new products and applications for our current systems in the months ahead."

CVD Equipment Corporation, is a global designer, manufacturer and supplier of equipment for use in manufacturing semiconductors, solar cells, carbon nanotubes, nanowires and equipment for surface mounting of components onto printed circuit boards,

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in CVD Equipment Corporation's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on CVD Equipment Corporation's website does not constitute a part of this release.


                            CVD Equipment Corporation
                  Summary Consolidated Statements of Operations

                                         Three months Ended                 Six Months Ended
                                       6/30/07            6/30/06             6/30/07           6/30/06

Revenue                                $3,071,000       $3,111,000          $6,883,000        $6,323,000

Operating income                          218,000          125,000             423,000           280,000
Net income                                165,000           23,000             261,000           136,000

Net income
   Per share basic                          $0.05            $0.01               $0.08             $0.04
   Per share diluted                         0.05             0.01                0.08              0.04
Weighted average shares of
common stock outstanding
Basic                                   3,286,732        3,146,273           3,292,660         3,135,314
Diluted                                 3,438,212        3,301,375           3,432,092         3,294,083




For further information Contact:  CVD Equipment Corporation, Karen Hamberg,
Phone: 631-981-7081, Fax: 631-981-7095 or email: info@cvdequipment.com
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